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     Any of our stockholders who may be "affiliated purchasers," as defined in
Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for the purposes of Regulation M.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

     o The name of any such broker-dealers;

     o The number of securities involved;

     o The price at which such securities are to be sold;

     o The commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     o That such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented; and

     o Other facts material to the transaction.

     There is no assurance that any of our stockholders will sell any of our common stock.

     We have agreed to keep the registration statement relating to the offering and sale by our stockholders continuously effective until the earlier of the sale of all their common stock or 12 months from the date of this prospectus.

                        DESCRIPTION OF THE CAPITAL STOCK

     Our authorized capital stock consists of 25,000,000 shares of our common stock, par value $.01 per share, and 5,000,000 shares of our preferred stock, par value $.01 per share as set forth below.

     Our Amended and Restated Certificate of Incorporation, By-laws and the Registration Rights Agreement described below are included as exhibits to the Registration Statement of which this prospectus forms a part.

COMMON STOCK

     Our authorized common stock consists of 25,000,000 shares of common stock. As of November 1, 1999, we had issued and outstanding 11,803,448 shares of common stock (including 500,000 shares of common stock that are being held in escrow pending Predict It achieving certain milestones). As of November 1, 1999, there were approximately 25 holders of record of our common stock. In addition, we have reserved the following shares of common stock:

     o 1,000,000 shares of our common stock for conversion of our issued and outstanding Series A Preferred Stock;

     o 1,500,000 shares of our common stock under our 1999 Stock Option Plan;
       and

     o 206,750 shares of our common stock for existing options.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for such dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. As of November 1, 1999, 1,000,000 shares of our Series A Preferred Stock were issued and outstanding, held by approximately 15 registered holders. The holders of our Series A Preferred Stock have no voting power

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except as is expressly provided under Delaware law. Each share of our Series A
Preferred Stock is convertible into one share of our common stock at the option of the holders of Series A Preferred Stock.

     Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of our preferred stock in one or more series and to fix the designation, powers, preferences, privileges and relative participating, optional or special rights of such stock, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion of other rights that could adversely affect the voting power and other rights of the holder of our common stock. Therefore, our preferred stock may be issued quickly, with terms that may delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

REGISTRATION RIGHTS

     In connection with our acquisition of Virtual Stock Exchange, Messrs. Cheng, Yen and Appleby, who received in the aggregate 2,700,000 shares of our common stock (including 500,000 shares of common stock that are being held in escrow pending Predict It achieving certain milestones) pursuant to such acquisition, are entitled to certain rights with respect to the registration of such shares under the Securities Act. They are entitled to certain demand registration rights pursuant to which they may require Predict It to file a registration statement under the Securities Act at our expense with respect to all or a portion of the shares of common stock held by either of them, their affiliates and permitted transferees, and we are required to use commercially reasonable efforts to effect such registration. If Predict It proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders (other than a registration of our securities filed on Form S-4 or S-8 of the Securities Act), Messrs. Cheng, Yen and Appleby are entitled to certain "piggy back" registration rights pursuant to which they may require us to include all or a portion of their shares in such registration. In addition, pursuant to his employment agreement, Mr. Merkatz is entitled to certain "piggy back" registration rights pursuant to which he may require us to include all or a portion of his shares in such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of an underwriter of an offering to limit the number of shares included in such registration, and our right not to effect a demand registration during the period starting with the fourteenth day immediately preceding the date of an anticipated filing by us of, and ending on a date ninety (90) days following the effective date of, a registration statement pertaining to this offering.

OPTIONS

     We have issued 25 options to purchase an aggregate of 1,792,504 shares of our common stock representing the following:

          o an option to purchase 100,000 shares of our common stock at an exercise price of $.60 per share, vesting in quarterly amounts over a period of one year, commencing April 28, 1999;

          o an option to purchase 537,198 shares of our common stock at an exercise price of $2.00 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments commencing May 19, 1999;

          o an option to purchase 125,000 shares of our common stock at an exercise price of $.30 per share, which vested as of January 11, 1999;

          o an option to purchase 100,000 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on June 4, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments;

          o an option to purchase 40,000 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on June 4, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments;

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          o an option to purchase 27,250 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on June 24, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments;

          o an option to purchase 10,000 shares of our common stock at an exercise price of $2.30 per share, of which one-third shall vest on November 23, 1999 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of June 24, 1999 in one-sixth increments;

          o an option to purchase 81,750 shares of our common stock at an exercise price of $.245 per share, vesting over 3 years, commencing as of July 19, 1999;

          o an option to purchase 214,879 shares of common stock at an exercise price of $3.75 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of May 19, 1999 in one-sixth increments;

          o an option to purchase 30,000 shares of common stock at an exercise price of $2.00 per share, of which one-third shall vest on July 21, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of July 27, 1999 in one-sixth increments;

          o an option to purchase 120,000 shares of our common stock at an exercise price of $2.00 per share, of which one-third shall vest on July 26, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of July 27, 1999 in one-sixth increments;

          o an option to purchase 4,000 shares of our common stock at an exercise price of $2.00 per share, of which one-third shall vest on July 26, 2000 and the remaining two-thirds shall vest every 6 months thereafter, commencing as of July 27, 1999 in one-sixth increments;

          o an option to purchase 25,000 shares of common stock at an exercise price $2.00 per share, of which one-twelfth shall vest on January 27, 2000 and the remaining eleven-twelfths shall vest every 3 months thereafter, commencing as of July 27, 1999 in one-twelfth increments;

          o an option to purchase 70,000 shares of our common stock at an exercise price of $1.50 per share, of which one-third shall vest on September 27, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments, commencing as of September 27, 1999;

          o an option to purchase 35,000 shares of our common stock at an exercise price of $1.50 per share, of which one-third shall vest on September 27, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments, commencing as of September 27, 1999;

          o three options to purchase 15,000 shares of our common stock at an exercise price of $1.50 per share, of which one-third shall vest on September 27, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments, commencing as of September 27, 1999;

          o two options to purchase 10,000 shares of our common stock at an exercise price of $1.50 per share, of which one-third shall vest on September 27, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments, commencing as of September 27, 1999;

          o two options to purchase 5,000 shares of our common stock at an exercise price of $1.50 per share, of which one-third shall vest on September 27, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments, commencing as of September 27, 1999;

          o an option to purchase 20,000 shares of our common stock at an exercise price of $1.50 per share, of which one-third shall vest on October 15, 2000 and two-thirds shall vest every 6 months thereafter, in one-sixth increments, commencing as of October 15, 1999;

          o an option to purchase 9,421 shares of our common stock at an exercise price of $1.75 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments.

          o an option to purchase 168,006 shares of our common stock at an exercise price of $2.62 per share, of which one-third shall vest on May 19, 2000 and the remaining two-thirds shall vest every 6 months thereafter, in one-sixth increments.

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